Exhibit 99.1

Contact:	Diane McClintock
SVP FP&A & Investor Relations
	email:	investorrelations@wattswater.com

Watts Water Technologies Inc. to Acquire Bradley Corporation

●	Enhances diversification of water solutions portfolio through acquisition of complementary strategic platform that provides the opportunity for further growth
●	Increases exposure to commercial (primarily institutional) and industrial end markets
●	Supports value creation through greater scale and meaningful run-rate cost synergies

North Andover, Mass. -- Watts Water Technologies, Inc., (NYSE: WTS) (“Watts”) – through its subsidiaries, one of the world’s leading manufacturers and providers of plumbing, heating and water quality products and solutions – today announced that it has entered into a definitive agreement to acquire Bradley Corporation (“Bradley”) for $303 million, subject to customary adjustments. The net transaction value is approximately $268 million after adjusting for the estimated net present value of expected tax benefits of approximately $35 million. The transaction will be funded through cash on hand and the remainder from Watts’ existing revolving credit facility. The transaction is subject to customary closing conditions and necessary regulatory approvals and is expected to close in the fourth quarter of 2023.

Bradley is a trusted provider and manufacturer of commercial washroom and emergency safety products serving commercial (primarily institutional) and industrial end markets for over 100 years. The company offers a comprehensive product portfolio that includes plumbing fixtures, washroom accessories and emergency safety products to a diverse customer base. Bradley has annual net sales of approximately $200 million.

Chief Executive Officer Robert J. Pagano Jr. commented, “Today’s strategic acquisition delivers on our mission to improve comfort, safety and quality of life for people around the world. Bradley’s complementary portfolio will enable us to provide our customers with innovative water solutions, as it adds front-of-the-wall applications to our differentiated back-of-the-wall portfolio. We believe we can leverage the combined strengths of the two companies’ sales networks and channel relationships to facilitate cross selling and accelerate growth. With expanded end market access, increased product diversification, a strengthened go-to-market position and our highly experienced leadership team, Watts is well positioned to capture run-rate cost synergies, capitalize on growth opportunities and drive value creation.”

Compelling Acquisition Expected to Yield Meaningful Strategic and Financial Benefits

●	Extends product portfolio and market leadership: Bradley’s innovative front-of-the-wall portfolio includes a full suite of high-quality, specified and code-driven products.
●	Increases end market exposure to secular growth themes: Strategically expands Watts’ position in commercial (primarily institutional) and industrial markets. This is expected to accelerate growth as these markets continue to benefit from long-term secular trends such as water conservation, safety and regulation and energy efficiency.
●	Leverages the One Watts Performance System and connected strategy: Achieves meaningful cost synergies through commercial and operational initiatives in addition to global sourcing savings.
●	Enhances competitive positioning: Combines two leading brand portfolios with proven, longstanding track records of delivering high-quality, innovative products and solutions.
●	Brings highly experienced management team and skilled work force: Adds strong leadership with deep industry expertise, including Bryan Mullett, Bradley’s Chairman and CEO, who will join Watts as President of Bradley, a new platform within Watts’ Americas region.
●	Accretive transaction providing long-term financial benefits: The transaction is expected to be modestly accretive to Adjusted EPS in 2024 due to incremental interest expense and normal purchase accounting adjustments. The transaction value, net of the estimated tax benefit, represents less than 8.0x forecasted 2023 proforma Adjusted EBITDA after factoring in expected run-rate cost synergies. Adjusted EBITDA margins expected to be accretive by 2027.

Bryan Mullett said, “We are very pleased to have Bradley join Watts and see tremendous opportunity for incremental value creation. This will help us capture the benefits from our diverse range of innovative and customized front-of-the-wall solutions and Watts’ global reach, broad product portfolio and operational strength. I am looking forward to joining the management team to drive continued growth and support the integration of these two companies that have a combined 250-year heritage of experience and endurance in sustainable water products and solutions.”

Pagano concluded, “Watts and Bradley complement each other well in terms of culture and shared vision, with proven track records of delivering innovative, high-quality products and solutions along with outstanding customer service. We look forward to welcoming the Bradley team to Watts Water Technologies.”

Additional information regarding the transaction will be discussed during Watts third quarter earnings call in early November 2023.

About Watts Water Technologies, Inc.

Watts Water Technologies, Inc., through its family of companies, is a global manufacturer headquartered in the USA that provides one of the broadest plumbing, heating and water quality product lines in the world. Watts Water companies and brands offer innovative plumbing, heating and water quality solutions to control the efficiency, safety, and quality of water within commercial, residential and industrial applications. For more information, visit www.watts.com.

About Bradley

For over 100 years, Bradley has created the most complete and advanced commercial washrooms and comprehensive solutions that make industrial environments safe. Bradley is the industry's leading source for multi-function handwashing and drying fixtures, accessories, partitions and solid plastic lockers, as well as emergency safety fixtures and electric tankless heaters for industrial applications. Headquartered in Menomonee Falls, WI, USA, Bradley serves commercial/institutional and industrial building markets. For more information visit www.bradleycorp.com

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Watts provides the following cautionary statement: This news release contains various forward-looking statements based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. These include statements regarding estimates of future earnings and cash flows and expectations as to the closing of the transaction. Other uncertainties include, but are not limited to, general economic conditions, supply chain conditions and any related impact on costs and availability of materials, the ability to obtain regulatory approval without unexpected delays or conditions, integration of the acquired business in a timely and cost-effective manner, retention of supplier and customer relationships and key employees, and the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated. Other risks and uncertainties that may materially affect Watts are described from time to time in its reports filed with the Securities and Exchange Commission, including Forms 10-K, 10-Q, and 8-K. Except to the extent required by law, Watts does not undertake and specifically declines any obligation to review or update any forward looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.